Safeway 401(k) Plan
Financial Statements as of and for the Years Ended December 31, 2013 and 2012,
Supplemental Schedule as of December 31, 2013, and Report of Independent
Registered Public Accounting Firm

Safeway 401(k) Plan

NOTE:
All other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Safeway Benefit Plans Committee and Participants of the Safeway 401(k) Plan:
We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This schedule is the responsibility of the Plan's management.  Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2013 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP

San Francisco, California
June 27, 2014

SAFEWAY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2013 AND 2012
(In thousands)

	2013	2012

ASSETS:
Investments at fair value —
Plan's interest in investments of the Safeway Inc.
Defined Contribution Plans Master Trust (Note 3)	$1,857,300	$1,550,765
Other assets (liabilities) of the Safeway Inc. Defined Contribution Plans
Master Trust:
Due from broker for securities sold	577	500
Due to broker for securities purchased	(288)	(264)
Total interest in net assets of the Safeway Inc. Defined
Contribution Plans Master Trust	1,857,589	1,551,001
Receivables — Notes receivable from participants	48,288	45,774

Total assets	1,905,877	1,596,775

LIABILITIES	4,633	3,455

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	1,901,244	1,593,320

ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(4,017)	(11,389)

NET ASSETS AVAILABLE FOR BENEFITS	$1,897,227	$1,581,931

See notes to financial statements.

SAFEWAY 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands)

	2013	2012

ADDITIONS:
Investment income — Plan’s interest in Safeway Inc. Defined Contribution
Plans Master Trust investment income (Note 3)	$363,434	$127,455
Interest income on notes receivable from participants	2,005	2,036
Participant contributions	101,367	98,923
Rollover contributions	4,450	2,764
Employer contributions	43	134

Total additions	471,299	231,312

DEDUCTIONS:
Benefits paid to participants	(155,391)	(140,056)
Administrative expenses	(612)	(1,014)

Total deductions	(156,003)	(141,070)

INCREASE IN NET ASSETS	315,296	90,242

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,581,931	1,491,689

End of year	$1,897,227	$1,581,931

See notes to financial statements.

SAFEWAY 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2013 AND 2012

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Plan (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan's provisions. The following description reflects all Plan amendments through December 31, 2013.
General - The Plan is a defined contribution plan which generally covers employees of Safeway Inc. (the “Company”) who are age 21 or older, excluding those employees who are eligible to participate in the Dominick's Finer Foods, LLC 401(k) Retirement Plan for Union Employees or the Vons Companies, Inc. Pharmacists' 401(k) Plan and excluding project and leased employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). A portion of the Plan is designated as an employee stock ownership plan (ESOP). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvest in additional shares of Safeway Inc. common stock. The Safeway Benefit Plans Committee controls and manages the operation and administration of the Plan.
Contributions - Participants may elect to contribute between 1% and 50% of their eligible pay, up to a maximum contribution of $17,500 for 2013 and $17,000 for 2012, according to the Internal Revenue Code (the “Code”) limitations. Participants may also elect an automatic increase in their deferral contributions from 1% to 3%. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Code.
Participants age 50 or over by the end of the applicable Plan year are eligible to contribute additional catch-up contributions of $5,500 for 2013 and 2012 to their 401(k) account before the end of the Plan year.
Trustee and Recordkeeper - The Trustee of the Plan is JPMorgan Chase Bank, N.A. and the recordkeeper is JPMorgan Retirement Plan Services.
Investment Options - Participants may direct their accounts in any one or combination of investment funds and Safeway Inc. common stock. The Plan's current investment offerings include mutual funds, Safeway Inc. common stock, common collective trusts and the Interest Income Fund (see Note 4). Participants may change their investment options on a daily basis.
Vesting - Participants are vested immediately in their contributions plus actual earnings thereon.
Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant's account is adjusted for participant's contributions, income or loss thereon and withdrawals. Payment for Plan administrative expenses is paid in part by the investment funds based on revenue sharing agreements between the Plan and the investment funds. In addition, participants are charged up to $4.50 per month for administrative expenses. The benefit to which a participant is entitled is the value of the participant's vested account.
Participant Loans - Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Loans are secured by the balance in the participant's account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of the preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may make loan payments directly to the recordkeeper after termination of employment. Participants may only have one loan outstanding at a time and are charged a one-time loan origination fee of $50.00 and a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2013 and 2012, there were 8,189 and 8,219 loans outstanding, respectively, with interest rates ranging from 4.25% to 10.5%.
Participant loans are held by the Plan outside of the Master Trust arrangement (see Note 3).
In-Service Withdrawals - An active or inactive participant may withdraw all or any portion of their rollover account, ESOP dividend account or certain prior accounts, if applicable, at any time. The Plan also provides for in-service withdrawals for participants who are age 59 1/2. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.
Payment of Benefits - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant's balance is $1,000 or less, and the participant does not elect a distribution of funds as a direct rollover or to be payable to the participant, the account will be distributed in accordance with plan provisions to be payable to the participant, subject to income tax withholding. If the participant's balance is $5,000 or less, but greater then $1,000, and the participant does not elect a distribution of funds as a direct rollover or to be payable to the participant, the account will be automatically rolled over into an IRA designated by the Plan Administrator in accordance with plan provisions.
Plan Termination - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP").
Investment Valuation and Income Recognition - The fair value of the Plan's interest in the Safeway Inc. Defined Contribution Plans Master Trust (the "Master Trust") is based on the beginning of year value of the Plan's interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expenses, plus or minus changes in unrealized gains and losses. The Master Trust's investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 3 for discussion of fair value measurements.
In accordance with GAAP, the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits are presented on a contract value basis.
Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
Management fees and operating expenses charged to the Plan for investments in mutual funds, Safeway Inc. common stock, common collective trusts and the Interest Income Fund are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment returns for such investments.
Concentrations of Risk - The Master Trust investments at December 31, 2013, include a mutual fund with a year-end fair value of $217.5 million that the Master Trust has a 51.3% beneficial ownership of the outstanding institutional shares.
Payment of Benefits - Benefit payments to participants are recorded upon distribution. Amounts allocated to accounts of persons who have elected to withdraw from the Plan, but have not yet been paid, were $67,352 and $42,911 at December 31, 2013 and December 31, 2012, respectively.
Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Summary Plan Description.
Excess Contributions Payable - The Plan is required to return contributions received during the Plan year in excess of the Code limits.
Administrative Expenses - The Plan's administrative expenses are primarily allocated to participant accounts.
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.
The estimated fair value of traditional guaranteed investment contracts presented in Note 3 and Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.
Risks and Uncertainties - The Plan invests in the Master Trust which utilizes various investment instruments, including common stock, mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

3.	MASTER TRUST FINANCIAL INFORMATION

The Plan participates in a master trust arrangement with the Master Trust. The Trustee holds the Master Trust's investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.
Use of the Master Trust permits the commingling of Plan assets with the assets of the Dominick's Finer Foods, LLC 401(k) Retirement Plan for Union Employees and The Vons Companies, Inc. Pharmacists' 401(k) Plan. Although assets of each of the plans are commingled in the Master Trust, the Trustee maintains supporting records for each participating plan. The net investment income of the investment assets is allocated daily by the Trustee to each participating plan based on the relationship of the interest in each plan to the total of the interests of all three participating plans.

The following presents the investment securities of the Master Trust, and the Plan's share of investment securities, as of December 31, 2013 and 2012 (in thousands):

	2013	2012
Investments at fair value:
Safeway Inc. common stock	$208,332	$140,163
Mutual Funds (outside of Interest Income Fund)	773,935	634,864
Common/collective trusts (outside of Interest Income Fund)	603,148	469,931
Interest Income Fund (see Note 4):
Synthetic guaranteed investment contracts (“GICs”):
Underlying investments	434,889	411,788
Wrapper contracts	130	65
Traditional guaranteed investment contracts	—	18,342
Separate account contract	25,178	25,053
Mutual Fund	32,480	50,017

Investment securities in Trust at fair value	$2,078,092	$1,750,223
Other	289	231
Total net assets of Master Trust	$2,078,381	$1,750,454

Plan’s interest in investment securities in Trust, at fair value	$1,857,300	$1,550,765

Plan’s percentage interest in investment securities
in Trust, at fair value	89.4%	88.6%

The following presents the increase (decrease) in the Master Trust's assets, and the Plan's share of the increase (decrease) in the Master Trust's assets, for the years ended December 31, 2013 and 2012 (in thousands):

	2013	2012
Investment income:
Income from Safeway Inc. common stock:
Dividends on Safeway Inc. common stock	$4,048	$6,094
Net gain (loss) in market value of Safeway Inc. common stock	104,029	(20,468)
Income from mutual funds:
Dividend income	36,193	34,005
Net investment gain	118,913	54,078
Income from common/collective trusts (outside of Interest
Income Fund) — net investment gain	127,490	64,366
Income from Interest Income Fund:
Interest income	7,048	8,740
Net investment loss	(1,626)	(2,447)

Increase in trust assets derived from investment activities	$396,095	$144,368

Plan’s interest in Trust investment activities	$363,434	$127,455

The Plan's interest in the Master Trust's investments that represent five percent or more of the Plan's net assets available for benefits at year-end 2013 and 2012, are as follows (in thousands):

SSgA S&P 500 Fund	$353,587	$278,054
Safeway Inc. common stock	205,526	138,047
PIMCO Total Return Fund	162,402	185,096
RS Partners Fund	134,904	96,847
Monumental MDA #01046TR	114,313	114,264
Dodge & Cox Stock Fund	112,502	—
American EuroPacific Growth Fund	104,741	88,895
Emerald Growth Institutional Fund	103,694	—
State Street Bank #97044	101,999	101,975
CDC-IXIS WR-1027-01	—	84,891

Fair Value Measurements - The accounting guidance for fair value measurements defines fair value, established a framework for measuring fair value, and requires disclosures about fair value measurements. The guidance prioritizes the inputs for measuring fair value into the following hierarchy:
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3 - Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.
The level within the fair value hierarchy is based on the lowest level of any input which is deemed significant to the fair value measurement. The Plan's policy is to recognize significant transfers between levels at the end of the reporting period.

In accordance with the accounting guidance for fair value measurements, the table below includes the major categorization for debt and equity securities on the basis of nature and risk. Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2013 (in thousands)

		Master Trust Fair Value Measurements
			Quoted
			Prices in
			Active
			Markets	Significant	Significant
			for Identical	Observable	Unobservable
			Assets	Inputs	Inputs
	Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

*	Safeway Inc. common stock	$208,333	$208,333	$—	$—
	Mutual funds (outside of
	Interest Income Fund):
	Bond fund	180,300	180,300	—	—
	Domestic stock funds	476,222	476,222	—	—
	International stock fund	117,413	117,413	—	—
	Common/collective trusts
	(outside of Interest Income
	Fund):
	S&P 500 funds	405,244	—	405,244	—
*	Target date retirement funds
	(blend of investments)	197,904	—	197,904	—
	Interest Income Fund:
	Synthetic GICs — underlying
	investments:
	Cash and cash equivalents	2,304	2,304	—	—
**	Commercial trust	80,326	—	80,326	—
	Mortgage-and other-
	asset backed securities	92,918	—	92,918	—
	U.S. government securities	225,300	—	225,300	—
	Other securities	34,041	—	34,041	—
	Wrapper contracts	130	—	—	130
***	Separate account contract	25,178	—	25,178	—
*	Mutual Fund	32,479	32,479	—
	Total Investment Securities	$2,078,092	$1,017,051	$1,060,911	$130
	Other	289
	Total Trust Assets	2,078,381

*	Represents a party-in-interest transaction (see Note 6)
**	Contains 17 securities totaling $1 million that represents party-in-interest transactions (see Note 6)
***	Contains 6 securities totaling $535 thousand that represents party-in-interest transactions (see Note 6)
For the year ended December 31, 2013, there were no significant transfers in or out of Levels 1, 2 or 3.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2012 (in thousands):

		Master Trust Fair Value Measurements
			Quoted
			Prices in
			Active
			Markets	Significant	Significant
			for Identical	Observable	Unobservable
			Assets	Inputs	Inputs
	Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

*	Safeway Inc. common stock	$140,163	$140,163	$—	$—
	Mutual funds (outside of
	Interest Income Fund):
	Bond fund	207,350	207,350	—	—
	Domestic stock funds	327,997	327,997	—	—
	International stock fund	99,517	99,517	—	—
	Common/collective trusts
	(outside of Interest Income
	Fund):
	S&P 500 funds	318,702	—	318,702	—
*	Target date retirement funds
	(blend of investments)	151,229	—	151,229	—
	Interest Income Fund:
	Synthetic GICs — underlying
	investments:
	Cash and cash equivalents	11,666	11,666	—	—
**	Commercial trust	56,389	—	56,389	—
	Mortgage-and other-
	asset backed securities	98,995	—	98,995	—
	U.S. government securities	209,801	—	209,801	—
	Other securities	34,937	—	34,937	—
	Wrapper contracts	65	—	—	65
	Traditional GICs	18,342	—	18,342	—
***	Separate account contract	25,053	—	25,053	—
*	Mutual Fund	50,017	50,017	—
	Total Investment Securities	$1,750,223	$836,710	$913,448	$65
	Other	231
	Total Trust Assets	$1,750,454

*	Represents a party-in-interest transaction (see Note 6)
**	Contains 21 securities totaling $582 thousand that represents party-in-interest transactions (see Note 6)
***	Contains 6 securities totaling $718 thousand that represents party-in-interest transactions (see Note 6)
For the year ended December 31, 2012, there were no significant transfers in or out of Levels 1, 2 or 3.

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2013 and 2012, follows (in thousands):

	2013	2012

Balance as of January 1	$65	$30
Settlements	—	—
Unrealized gains	65	35

Balance as of December 31	$130	$65

Below is a description of the valuation methodologies used for the fair value measurements.
Safeway Inc. Common Stock - Safeway Inc. common stock is valued at the closing price as reported on the New York Stock Exchange Composite Tape.
Mutual Funds - These investments are publicly traded investments which are valued using the Net Asset Value ("NAV"). The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund's liabilities, expressed on a per-share basis.
Common/Collective Trusts (Outside of Interest Income Fund) - Common/collective trusts invest primarily in a pool of investments, including equity securities, fixed income securities, and commodities. Common/collective trusts are valued at the net asset value of units of a bank collective trust. The net asset value as provided by the trustee, is used as a practical expedient to estimate fair value. The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported net asset value. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.
Investment Contracts (Interest Income Fund) - The fair value of Traditional GICs are calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Separate account contracts and synthetic GICs include underlying investments that are stated at fair value. Fair value of the underlying investments is determined based on quoted market prices or yields currently available on comparable securities of issuers with similar credit ratings. Synthetic GICs also include wrapper contracts which guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value.

4.	INTEREST INCOME FUND

The Master Trust maintains an Interest Income Fund (the “Fund”) that invests in a mutual fund, a separate account contract, traditional GICs and synthetic GICs, as described below. The GICs and common collective trust are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value.

Mutual Fund - The Fund invests in the JPM U.S. Treasury Plus Money Market Fund. The Fund seeks current income with liquidity and stability of principal. The Fund invests exclusively in U.S. Treasury bills, notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements collateralized by such obligations.
Separate Account Contract - A Separate Account Contract is an investment contract issued by an insurance company or bank. The contract has no maturity and has a variable crediting rate that resets monthly. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of separate account contracts can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract.

Traditional GICs - Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.
Synthetic GICs - A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has four synthetic GICs, as of December 31, 2013, with three having a pro-rata share of one wrapped portfolio and one having its own wrap. The assets underlying the synthetic GICs are maintained separate from the contract issuer's general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjust the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.
With regards to both traditional and synthetic GICs and separate account contracts, certain potential events could limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund's prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor's establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund's ability to transact at contract value with participants is probable.
Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund's investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer's determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.
The average yield on guaranteed investment contracts was computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date. For 2013 and 2012, the average yield for the Master Trust was 1.11% and 0.73%, respectively.
The average crediting interest rate was computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date. The average crediting interest rate for the Master Trust was 1.35% and 1.56% at December 31, 2013 and 2012, respectively.

The portfolio holdings of the Interest Income Fund in the Master Trust at December 31, 2013, is shown below (in thousands):

	As of December 31, 2013
			Wrapper
	Rating	Investments	Contracts	Adjustment to
	S&P/	at	at Fair	Contract
	Moody’s	Fair Value	Value	Value

Mutual Fund — JPM U.S. Treasury
Plus Money Market Fund	AAA/Aaa	$32,479		$—
Insurance Company Separate
Account Contract - Metropolitan
Life GAC 32718	AA/Aa2	25,178		(30)
Synthetic Guaranteed Investment
Contracts:
Prudential #GA-62379	AA/Aa2	80,327		726
CDC-IXIS #WR-1027-01	AA+/Aa1	99,975		(1,529)
Monumental MDA #01046TR	AA+/Aa1	134,540		(2,058)
Wrapper			$100	—
State Street Bank #97044	AA+/Aa1	120,047		(1,836)
Wrapper			30
Total		$492,546	$130	$(4,727)

The portfolio holdings of the Interest Income Fund in the Master Trust at December 31, 2012, is shown below (in thousands):

	As of December 31, 2012
			Wrapper
	Rating	Investments	Contracts	Adjustment to
	S&P/	at	at Fair	Contract
	Moody’s	Fair Value	Value	Value

Mutual Fund — JPM U.S. Treasury
Plus Money Market Fund	AAA/Aaa	$50,017		$—
Insurance Company Separate
Account Contract - Metropolitan
Life GAC 32718	AA/Aa2	25,053		(19)
Traditional Guaranteed Investment
Contracts:
Metropolitan Life GAC 32173	AA-/Aa3	6,686		(105)
Metropolitan Life GAC 32333	AA-/Aa3	5,211		(27)
Monumental SV-04747-Q	AA-/A1	6,445		(176)
Synthetic Guaranteed Investment
Contracts:
Prudential #GA-62379	AA/Aa2	56,389		(1,521)
CDC-IXIS #WR-1027-01	AA+/Aa1	100,190		(3,269)
Monumental MDA #01046TR	AA+/Aa1	134,856		(4,399)
Wrapper			65	—
State Street Bank #97044	AA+/Aa1	120,353		(3,926)
Total		$505,200	$65	$(13,442)

5.	COMMON/COLLECTIVE TRUSTS (OUTSIDE OF INTEREST INCOME FUND)

The Fund invests in the JPMCB SmartRetirement Passive Blend Funds and the SSgA S&P 500 Index NL-A Fund which are common collective trusts. Fair value of these investments has been estimated using the NAV per share of the investment. Plan participants had the ability to redeem these investments with the investee at NAV per share at December 31, 2013 and 2012.
There were no unfunded commitments, normal course of business redemption restrictions, or other redemption restrictions on these funds at December 31, 2013 or 2012.

6.	PARTY-IN-INTEREST TRANSACTIONS

The Plan's investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. At December 31, 2013 and 2012, the Plan held 6,310,016 and 7,631,116 shares, respectively, of Safeway Inc. common stock, with a cost basis of $163,009,488 and $189,572,921, respectively. During 2013 and 2012, the Plan received $3,982,863 and $5,994,616, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by J.P. Morgan Chase Bank N.A., trustee of the Plan. As J.P. Morgan Retirement Plan Services provides recordkeeping services to the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to J.P. Morgan Retirement Plan Services for recordkeeping were $1,144,220 in 2013 and $1,303,993 in 2012.

7.	INCOME TAXES

The Internal Revenue Service ("IRS") issued a Determination Letter dated March 24, 2004, stating that the Plan and related trust, as then designed, qualified under the Code. Subsequent to this determination by the IRS, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. In 2010, the Plan applied for an updated Determination Letter. On September 17, 2013, the Plan received the updated Determination Letter. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan's financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2006.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

	December 31, 2013	December 31, 2012

Net assets available for benefits per the financial statements	$1,897,227	$1,581,931
Adjustment from contract to fair value for fully
benefit-responsive investment contracts	4,017	11,389
Net assets available for benefits per the Form 5500	$1,901,244	$1,593,320

	December 31, 2013	December 31, 2012

Increase in net assets before plan transfers per the financial
statements	$315,296	$90,242
Adjustment from contract to fair value for fully
benefit-responsive investment contracts	(7,372)	1,019
Net Income per Form 5500	$307,924	$91,261

SAFEWAY 401(k) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
DECEMBER 31, 2013
(In thousands)

Current
Asset Name and Description	Value

* Notes receivable from participants, maturing in 2014–2028 (8,189 loans, interest rates
ranging from 4.25% to 10.5%)	$48,288

TOTAL	$48,288

* Represents a party-in-interest transaction